Exhibit 99.1

Red River Bancshares, Inc. Recognizes Kirk D. Cooper
for his Service and Announces Appointment of A. Peyton Bush, IV
and R. Chance DeWitt, M.D. to Board of Directors

ALEXANDRIA, La., May 28, 2026 (GLOBE NEWSWIRE) – Red River Bancshares, Inc. (Nasdaq: RRBI) (the “Company”) announced today the retirement of long-serving board member Kirk D. Cooper from the boards of the Company and Red River Bank (the “Bank”), effective May 7, 2026, and the appointment of A. Peyton Bush, IV and R. Chance DeWitt, M.D. to the board of directors of the Company and the Bank, effective May 28, 2026.

Mr. Cooper, a founding director who has served on the board of the Company since 1998, and the Bank since 1999, retired at the Company’s annual shareholder meeting on May 7, 2026. Blake Chatelain, President and Chief Executive Officer of the Company, said, “For more than 25 years, since we created the Bank, Kirk has served as an insightful and dedicated leader, providing guidance and support to our team. The entire board and management join me in thanking Kirk for his many contributions and wishing him the very best in retirement.”

Mr. Bush and Dr. DeWitt were elected to fill the vacancy created by Mr. Cooper’s retirement and the resignation of another director last year. Mr. Chatelain said, “Peyton and Chance are outstanding additions whose experience and capabilities are directly aligned with our priorities. Peyton’s extensive investment management experience and deep financial expertise, combined with Chance’s breadth of leadership across healthcare and strong community connections in markets we serve, will strengthen our boards as we continue to execute our strategy to deliver exceptional value to our customers and shareholders.”

Bush, who resides in New Orleans, Louisiana, serves as the Chief Investment Officer of Bollinger Enterprises, LLC, a single-family investment office, where he oversees all investment activities and asset allocation. He has also served as vice president at LongueVue Capital, a New Orleans-based private equity firm, Highland Capital Management, a multi-strategy alternative investment firm in Dallas, Texas, and JP Morgan Securities.

DeWitt, who resides in Lafayette, Louisiana, is a cardiothoracic and vascular surgeon with Lourdes Cardiovascular Clinic. He serves as the director of cardiac rehabilitation and the medical director of the Structural Heart Program at Our Lady of Lourdes Heart Hospital. A native of Alexandria, Louisiana, Dr. DeWitt graduated from LSU Medical College in Shreveport, Louisiana, completing his residency in General Surgery at the University of Tennessee at Memphis and his fellowship in Thoracic Surgery at the University of Texas in Houston at Texas Heart Institute. He is board certified with the American College of Surgeons and the American College of Thoracic Surgeons.

Following these changes, the Company will have ten directors. As part of its commitment to strong governance, the board will continue to evaluate opportunities to enhance its composition in support of the Company’s strategy.

About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of our commercial and retail customers. Red River Bank operates from a network of 28 banking centers throughout Louisiana and three combined loan and deposit production offices, one each in New Orleans, Louisiana, Lafayette, Louisiana, and Shreveport, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area ("MSA"); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes the Slidell-Mandeville-Covington MSA; Acadiana, which includes the Lafayette MSA; and New Orleans, which includes the New Orleans-Metairie MSA.

Contact:
Julia Callis
Executive Vice President, General Counsel & Corporate Secretary
318-561-4042
julia.callis@redriverbank.net

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